Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2007

The balances in the sub-accounts on deposit with the trustee as of December 31, 2007 were:

		Series 2003-1	Series 2004-1
General Sub-Account		$25,868,444.41	$15,420,551.01
Capital Sub-Account		$2,535,378.68	$3,961,185.54
Overcollateralization Sub-Account		$844,815.66	$1,155,090.78
Reserve Sub-Account		$2,055,729.34	$1,590,149.74
REP Deposit Account*	$9,312,782.85

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.